EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 04/14/2006
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	3.19%	6.24%	10.66%
Class B Units	3.17%	6.21%	10.39%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDING APRIL 14, 2006

The Grant Park Futures Fund posted solid advances during the past week. Positions in the interest rate products, metals and energies made up the bulk of the gains. Losses came mainly from positions in the stock index sector.

Short positions in the interest rate products gained ground as fixed income prices fell in Europe and the U.S. last week. On Tuesday, European Central Bank policy committee member Klaus Liebscher intimated that the ECB might not have any choice but to raise short-term rates when it meets in June and said that there was a “need for action” on inflation and that the European economy was clearly “in an upswing”, suggesting that the central bank might have to revise its estimates for economic growth. Short positions in the Euro bund and LIFFE Euribor contract benefited as prices for both instruments fell in response to the comments. London long gilts were also lower, adding to gains. Short positions in the Eurodollars and U.S. Treasury notes recorded gains as prices for U.S. fixed income instruments were lower after Federal Reserve Governor Mark Olson said that the Employment Situation Report released on April 7 (211,000 new jobs added during March) was “an indication of a pretty strong, solid underlying economy”. Short positions in the 30-year bond and five-year note also posted gains.

Positions in the metal sector reported gains as prices for base and precious metals were higher for the week. Long positions in the copper market performed well as the price of the red metal set record highs as investors continued to harbor concerns over supplies of the raw material. Analysts also suggested that forecasts for further growth of the Chinese economy helped put a bid into the copper market as China has been one of the biggest consumers of base metals and raw materials. The May copper contract in New York added 17.50 cents, closing the week at $2.8155 per pound. Gains also came from long positions in aluminum and nickel. Long positions in the silver market were profitable as the May contract rallied 78.50 cents, settling at $12.8550 per ounce; long positions in the gold market benefited as the precious metal traded above $600 for the first time since 1980. The June contract settled at $600.10, up $7.40 on the week as analysts suggested that the higher precious metals prices were a result of investors’ concerns over Iran’s claims that it had begun to produce enriched uranium. Higher energy prices were also cited for the rally.

Long positions in the energy sector were profitable as prices for crude oil and crude products were higher on worries over possible supply disruptions before the upcoming summer “driving season” in the U.S. Tehran’s

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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Chicago, IL 60661
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announcement that it was capable of producing enriched uranium coupled with news that rebels have knocked out almost a quarter of Nigeria’s petroleum production resulted in crude oil trading at levels not seen since Hurricane Katrina crippled output on the U.S. Gulf Coast. May crude gained $1.93 to close at $69.32 per barrel after establishing a weekly high of $70.33. Heating oil longs benefited as the May contract settled at $1.9830 per gallon, up 10.05 cents per gallon. Long positions in the unleaded gasoline profited as the May contract added 13.11 cents to close at $2.1079 per gallon.

Lastly, long positions in the stock index sector lost ground as higher energy prices put downward pressure on global share markets. The Tokyo Nikkei and Hong Kong Hang Seng settled lower for the week as analysts attributed the weakness to investors’ concerns that higher energy prices might have an adverse effect on corporate earnings and economic growth. Losses also came from long positions in the London FTSE-100, German DAX and NASDAQ-100.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com